FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 18, 2005

Global Crossing Limited

(Exact Name of Registrant as Specified in its Charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

001-16201	98-0407042
(Commission File Number)	(I.R.S. Employer Identification No.)

Wessex House, 45 Reid Street Hamilton, Bermuda	HM12
(Address of Principal Executive Offices)	(Zip Code)

(441) 296-8600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

2005 Annual Bonus Program

On March 18, 2005, the Board of Directors (the “Board”) of Global Crossing Limited (the “Company”) adopted the 2005 Annual Bonus Program (the “2005 Bonus Program”) at the recommendation of the Compensation Committee of the Board. The 2005 Bonus Program is an annual bonus program applicable to substantially all employees of the Company, including executive officers, which is intended to retain such employees and to motivate them to help the Company achieve its financial and business goals.

Each participant is provided a target award under the 2005 Bonus Program expressed as a percentage (the “Applicable Percentage”) of base salary. Applicable Percentages for executive officers range from 55% to 100% of base salary. Actual awards under the 2005 Bonus Program will be paid only if the Company achieves specified performance goals for 2005 relating to earnings before interest, taxes, depreciation and amortization and certain other specified expenses (the “EBITDA Goal”) and/or the net change in the Company’s cash and cash equivalents balance (the “Cash Use Goal”). The payout for each performance goal is calculated independently of the other.

Once financial results for 2005 have been determined, the preliminary amount of each participant’s actual bonus (the “Preliminary Bonus Amount”) will be calculated. Performance below the “threshold” EBITDA Goal and Cash Use Goal results in no payout, while performance above the applicable “maximum” amounts results in a Preliminary Bonus Amount equal to 140% of each participant’s respective target award. Each participant’s actual bonus award will be determined by his or her manager and may be more or less than his or her Preliminary Bonus Amount; provided that (i) the total bonus payout in respect of each of the Company’s functional units may not exceed the aggregate Preliminary Bonus Amounts for all bonus-eligible employees within that unit; (ii) the total bonus payout for all executive officers as a group may not exceed the aggregate Preliminary Bonus Amounts for all members of that group; and (iii) the chief executive officer’s bonus payout, which is provided under and subject to the terms of the Global Crossing Limited Senior Executive Short-Term Incentive Compensation Plan, shall equal the chief executive officer’s Preliminary Bonus Amount.

Bonus payouts under the 2005 Bonus Program will be made half in cash and, subject to shareholder approval of a sufficient increase in the shares available under the 2003 Global Crossing Limited Stock Incentive Plan (the “Share Plan”), half in fully vested shares of common stock of the Company; provided that the Compensation Committee of the Board retains discretion to use cash rather than shares as the Committee deems fit. To the extent common shares are used for payment of bonus awards, such shares shall be valued based on the closing sales price on the NASDAQ National Market on the date the financial results are certified by the Compensation Committee.

Sale of Small Business Group

On March 19, 2005, the Company entered into an asset purchase agreement pursuant to which it has agreed to sell its small business group operations (“SBG”) to Claricom Networks, Inc. (dba Matrix Telecom, “Matrix”), a subsidiary of Platinum Equity, LLC. SBG provides voice and data telecommunications services to an estimated 30,000 small- to medium-sized business enterprises in the U.S. Under the agreement, the Company will receive $40.5 million in gross cash proceeds for the customer contracts and accounts receivable of, and certain other assets used primarily by, SBG. After giving effect to estimated purchase price adjustments, the payment of fees and the deduction of certain retained liabilities, the Company expects to receive approximately $35 million in net cash proceeds from the transaction. The sale is subject to regulatory approval and is expected to close during the third quarter of 2005.

Pursuant to the asset purchase agreement, all of the approximately 50 employees of SBG will receive offers to work for Matrix after the closing date. In addition, for a period of three years commencing with the closing date, the Company will be prohibited from directly competing with Matrix in North America in the provision of long distance voice, local and data services to the customers of Matrix as of March 19, 2004 and to the customers of SBG as of the closing date. Pursuant to a management services agreement entered into in connection with the asset purchase agreement, Matrix has certain rights to manage the operations of SBG prior to the closing date, subject to the requirements of applicable law.

The Company and Matrix will also enter into a carrier services agreement with a term ending four years after the consummation of the sale pursuant to which Matrix is expected, but is not required, to purchase a significant portion of its requirements for wholesale voice, data and IP telecommunications services from the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2005

GLOBAL CROSSING LIMITED

By:	/s/ Mitchell C. Sussis
Name:	Mitchell C. Sussis
Title:	Vice President and Secretary